Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 7, 2014

Plum Creek Timberlands, L.P.

601 Union Street, Suite 3100

Seattle, Washington 98101

Re:	Plum Creek Timberlands, L.P.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Partnership and Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to, among other things, the issuance and sale by the Partnership from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of senior debt securities, senior subordinated debt securities, subordinated debt securities and junior subordinated debt securities of the Partnership (collectively, the “Debt Securities”) which may be issued under an indenture, dated as of November 14, 2005 (as amended or supplemented, the “Indenture”), among the Partnership, the Company, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	an executed copy of the Indenture, incorporated by reference as an exhibit to the Registration Statement;

(iii)	a copy of the Certificate of Limited Partnership of the Partnership, certified by the Secretary of State of the State of Delaware, and certified

Plum Creek Timberlands, L.P.

November 7, 2014

by José J. Quintana, Assistant Secretary of the Company, the sole member of the general partner of the Partnership (the “Certificate of Partnership”);

(iv)	a copy of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 29, 2008, by and between Plum Creek Timber I, L.L.C., as the general partner, and the Company, as the initial limited partner, certified by José J. Quintana, Assistant Secretary of the Company, the sole member of the general partner of the Partnership (the “Partnership Agreement”); and

(v)	a copy of certain resolutions of the Board of Directors of the Company (the “Board of Directors”), adopted on November 1, 2011, certified by José J. Quintana, Assistant Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership, the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership, the Company and others and of public officials. In addition, we have assumed that the terms of the Debt Securities will have been established so as not to, and that the execution and delivery by the Partnership of, and the performance by the Partnership of its obligations under, the Debt Securities and the Indenture will not violate, conflict with or constitute a default under (i) the Partnership Agreement or any agreement or other instrument to which the Partnership or its properties is subject, (ii) any law, rule or regulation to which the Partnership or its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority, or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

The opinion stated herein is subject to the following further qualifications:

(a) we have assumed that the Partnership Agreement is the only partnership agreement, as defined under DRULPA, of the Partnership;

(b) we have assumed that the Partnership has, and since the time of its formation has had, at least one validly admitted and existing limited partner of the Partnership;

Plum Creek Timberlands, L.P.

November 7, 2014

(c) the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(d) we do not express any opinion with respect to the enforceability of any provision contained in any agreement or instrument relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any agreement or instrument, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality;

(f) with respect to the enforceability of all obligations under the Indenture and any Debt Securities not denominated in U.S. dollars, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment. Our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights, and we do not express any opinion as to the enforceability of the provisions of the Indenture or any Debt Securities providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Indenture or such Debt Securities from a court judgment in another currency;

(g) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any agreement or instrument or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(h) except to the extent expressly stated in the opinion contained herein, we have assumed that each agreement or instrument constitutes the valid and binding obligation of each party to such agreement or instrument, enforceable against such party in accordance with its terms;

(h) we have assumed that any Debt Securities that may be issued will be manually authenticated, signed or countersigned, as the case may be, by duly authorized officers of the Trustee; and

(i) we call to your attention that the opinion stated herein is subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion.

Plum Creek Timberlands, L.P.

November 7, 2014

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the Delaware Revised Uniform Limited Partnership Act and (ii) the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion stated herein. The Debt Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that with respect to any series of Debt Securities offered by the Partnership pursuant to the Registration Statement (the “Offered Debt Securities”), when (i) an appropriate prospectus supplement or term sheet with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (ii) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action, including causing the general partner of the Partnership to take any necessary partnership action, to approve the issuance, sale and terms of the Offered Debt Securities, the consideration to be received therefor and related matters; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Partnership and the other parties thereto; (iv) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law, the Certificate of Partnership or the Partnership Agreement or result in a default under or breach of any agreement or instrument binding upon the Partnership, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership; and (v) the Offered Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will be valid and binding obligations of the Partnership entitled to the benefits of the Indenture and enforceable against the Partnership in accordance with their terms under the laws of the State of New York.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP